FINANCIAL PRODUCTS
Pricing Supplement No. U6554 To Product Supplement No. I-C dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 March 4, 2022
$460,000 Autocallable Yield Notes due April 10, 2023 Linked to the Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF
•	The securities do not guarantee any return of principal at maturity.

•	If these securities have not been previously automatically redeemed, we will pay a coupon on each Coupon Payment Date in an amount of $7.958 (equivalent to approximately 9.55% per annum) per $1,000 principal amount of securities.

•	If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the coupon payable on the immediately following Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made in respect of such Automatic Redemption on the Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of the Underlying and (ii) lose some or all of their investment, excluding coupons on the securities, if a Knock-In Event has occurred.

•	Senior unsecured obligations of Credit Suisse maturing April 10, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on March 4, 2022 (the “Trade Date”), and the securities are expected to settle on March 9, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$21.50	$978.50
Total	$460,000	$9,890	$450,110

(1) Certain fiduciary accounts may pay a purchase price of at least $978.50 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay discounts and commissions of $21.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $963.60 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

March 4, 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlying

The securities are linked to the performance of the Underlying set forth in the table below. For additional information on the Underlying, see “The Underlying” herein. The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level and Autocall Level:

Underlying	Ticker	Initial Level	Knock-In Level	Autocall Level
SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP UP <Equity>	$125.01	$81.2565 (65% of Initial Level)	$125.01 (100% of Initial Level)

Coupons

If these securities have not been previously automatically redeemed, we will pay the Coupon Amount on each Coupon Payment Date. If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any coupon will not be adjusted with respect to any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. No coupons will be payable following an Automatic Redemption. Coupons will be payable on the applicable Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date; provided that the coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Coupon Amount

$7.958 (equivalent to approximately 9.55% per annum) per $1,000 principal amount of securities.

Redemption Amount

If these securities have not been previously automatically redeemed at maturity, the Redemption Amount you will receive will depend on the performance of the Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the Redemption Amount will be determined as follows:

•	If a Knock-In Event has not occurred, $1,000. Therefore, you will not participate in any appreciation of the Underlying.

•	If a Knock-In Event has occurred, $1,000 multiplied by the sum of one plus the Security Performance Factor. In this case, the Redemption Amount will be less than $650 per $1,000 principal amount of securities. You could lose your entire investment.

Any payment on the securities is subject to our ability to pay our obligations as they become due.

Automatic Redemption

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and the coupon payable on the immediately following Coupon Payment Date (the “Automatic Redemption Date”). No further payments will be made following an Automatic Redemption. Payment will be made with respect to such Automatic Redemption on the Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of the Underlying on such Autocall Observation Date is equal to or greater than the Autocall Level.

Autocallable Yield Notes          1

Knock-In Event

A Knock-In Event will occur if the Final Level is less than the Knock-In Level.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is equal to the lesser of (i) zero and (ii) the Underlying Return.

Underlying Return

An amount calculated as follows:

Final Level - Initial Level

Initial Level

Initial Level

The closing level of the Underlying on the Trade Date, as set forth in the table above.

Final Level

The closing level of the Underlying on the Valuation Date.

Trade Date	March 4, 2022
Settlement Date	Expected to be March 9, 2022
Valuation Date	April 4, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	April 10, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553PLQ0

Key Dates

Each Autocall Observation Date and Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Autocall Observation Dates	Coupon Payment Dates

Autocallable Yield Notes          2

April 11, 2022
May 9, 2022
June 9, 2022
July 11, 2022
August 9, 2022
September 6, 2022	September 9, 2022
October 6, 2022	October 11, 2022
November 4, 2022	November 9, 2022
December 6, 2022	December 9, 2022
January 4, 2023	January 9, 2023
February 6, 2023	February 9, 2023
March 6, 2023	March 9, 2023
Maturity Date

Autocallable Yield Notes          3

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I-C dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002048/dp166585_424b2-ic.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Autocallable Yield Notes          4

Hypothetical Redemption Amounts and Total Payments on the Securities

The table and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns and corresponding Security Performance Factors and, in the case of the table, total payments over the term of the securities. The table and examples below make the following assumptions and assume the securities are not automatically redeemed prior to maturity. The actual Coupon Amount and Knock-In Level are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual coupon.

The hypothetical Redemption Amounts and total coupons set forth below are for illustrative purposes only. The actual Redemption Amount will depend on whether a Knock-In Event has occurred and on the Final Level. It is not possible to predict whether a Knock-In Event will occur and, in the event that the securities are not automatically redeemed and there is a Knock-In Event, by how much the level of the Underlying has decreased from the Initial Level to the Final Level. Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold, plus the coupon payable, and no further payments will be made in respect of the securities. You will not participate in any appreciation in the Underlying. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Knock-In Level	65% of the Initial Level
Coupon Amount	$7.958 per $1,000 principal amount of securities

Autocallable Yield Notes          5

TABLE 1: Hypothetical Redemption Amounts

Underlying Return	Security Performance Factor	Redemption Amount (excluding coupons) per $1,000 Principal Amount of Securities	Total Coupons per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
100%	0%	$1,000	$103.454	$1,103.454
90%	0%	$1,000	$103.454	$1,103.454
80%	0%	$1,000	$103.454	$1,103.454
70%	0%	$1,000	$103.454	$1,103.454
60%	0%	$1,000	$103.454	$1,103.454
50%	0%	$1,000	$103.454	$1,103.454
40%	0%	$1,000	$103.454	$1,103.454
30%	0%	$1,000	$103.454	$1,103.454
20%	0%	$1,000	$103.454	$1,103.454
10%	0%	$1,000	$103.454	$1,103.454
0%	0%	$1,000	$103.454	$1,103.454
-10%	-10%	$1,000	$103.454	$1,103.454
-20%	-20%	$1,000	$103.454	$1,103.454
-30%	-30%	$1,000	$103.454	$1,103.454
-35%	-35%	$1,000	$103.454	$1,103.454
-36%	-36%	$640	$103.454	$743.454
-40%	-40%	$600	$103.454	$703.454
-50%	-50%	$500	$103.454	$603.454
-60%	-60%	$400	$103.454	$503.454
-70%	-70%	$300	$103.454	$403.454
-80%	-80%	$200	$103.454	$303.454
-90%	-90%	$100	$103.454	$203.454
-100%	-100%	$0	$103.454	$103.454

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	The Final Level of the Underlying represents a decrease of 60% from the Initial Level and a Knock-In Event does occur. Because the Final Level is less than the Knock-In Level, a Knock-In Event has occurred.

Therefore, the Redemption Amount is determined as follows:

Security Performance Factor	= the lesser of (i) zero and (ii) the Underlying Return = the lesser of (i) zero and (ii) -60% = -60%
Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 0.40 = $400

2.	The Final Level of the Underlying represents an increase of 20% from the Initial Level and a Knock-In Event does not occur. Because the Final Level is equal to or greater than the Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Autocallable Yield Notes          6

3.	The Final Level of the Underlying represents a decrease of 10% from the Initial Level and a Knock-In Event does not occur. Even though the Final Level is less than the Initial Level, since the Final Level is equal to or greater than the Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Autocallable Yield Notes          7

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY

If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding coupons. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Underlying has decreased from the Initial Level to the Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS COUPONS

The securities will not pay more than the principal amount plus coupons, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying. Therefore, the maximum amount payable with respect to the securities (excluding coupons) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS

“Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Knock-In Level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Knock-In Level) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher coupon may indicate an increased risk of loss. Further, a relatively lower Knock-In Level may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

Autocallable Yield Notes          8

AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID COUPONS OVER THE FULL TERM OF THE SECURITIES

The securities are subject to a potential Automatic Redemption. If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the coupon payable on the immediately following Coupon Payment Date, and no further payments will be made with respect to the securities. In this case, you will lose the opportunity to continue to be paid coupons from the Automatic Redemption Date to the scheduled Maturity Date.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlying

THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING

Although shares of the Underlying are listed for trading on a national securities exchange and a number of exchange-traded funds generally have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For additional information on the Underlying, see “The Underlying” herein.

THE PERFORMANCE AND MARKET VALUE OF THE UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX

The Underlying will generally invest in all of the equity securities included in the index tracked by the Underlying (the “Tracked Index”), but may not fully replicate the Tracked Index. There may be instances where the Underlying’s investment advisor may choose to overweight another stock in the Underlying’s Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all the foregoing reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information on the Underlying, see “The Underlying” herein.

Autocallable Yield Notes          9

THE STOCKS INCLUDED IN THE UNDERLYING ARE CONCENTRATED IN ONE PARTICULAR SECTOR

All of the stocks included in the Underlying are issued by companies in a single sector. As a result, the stocks that will determine the performance of the Underlying are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Underlying, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors. For additional information on the Underlying, see “The Underlying” herein.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying or the assets that comprise the Underlying.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlying or the assets that comprise the Underlying.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYING AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Autocallable Yield Notes          10

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlying;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the industry tracked by the Underlying;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying or markets generally and which may affect the level of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation,

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dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

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LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlying

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the SPDR® S&P® Oil & Gas Exploration & Production ETF and acts as investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Oil & Gas Exploration & Production Select Industry Index, which measures the performance of the oil and gas exploration and production segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are listed on the NYSE Arca under ticker symbol “XOP.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

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Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 3, 2017 through March 4, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlying, see “The Underlying” herein.

The closing level of the Underlying on March 4, 2022 was $125.01.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlying, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities.

Under this treatment:

•	a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

For the coupon rate of 9.55% per annum, we will treat 1.70% per annum as interest on the Deposit and 7.85% per annum as Put Premium.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.

Under this treatment, upon the redemption of the securities at maturity you should recognize short-term capital gain or loss equal to (i) the aggregate Put Premium previously received (including the Put Premium received at maturity) minus (ii) the difference, if any, between the Deposit and the redemption amount you receive (excluding the final coupon you receive). If you dispose of the securities prior to their maturity, you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time. In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders

Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to

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establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $21.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated March and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 8, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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